The information in this prospectus supplement is not complete and may change. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-137890
333-137890-01
333-137890-02
333-137890-03
Subject to Completion, dated October 10, 2006

Preliminary Prospectus Supplement
(To Prospectus dated October 6, 2006)

ConocoPhillips Canada Funding Company I $ % Notes due 2016 fully and unconditionally guaranteed by ConocoPhillips and ConocoPhillips Company	ConocoPhillips Canada Funding Company II $ % Notes due 2012 $ % Notes due 2036 fully and unconditionally guaranteed by ConocoPhillips and ConocoPhillips Company

ConocoPhillips Canada Funding Company I will pay interest on the 2016 notes semiannually on           and           of each year, beginning          , 2007. ConocoPhillips Canada Funding Company II will pay interest on the 2012 notes semiannually on           and          of each year, beginning          , 2007, and will pay interest on the 2036 notes semiannually on           and           of each year, beginning          , 2007. The notes of each series are subject to redemption and repayment at any time by the issuer of that series for an amount equal to 100% of the principal amount of the notes redeemed and repaid plus a make-whole premium. The repayment amounts are described beginning on page S-6 of this prospectus supplement. We use the term “notes” to refer to all three series of notes collectively.

Neither the Securities and Exchange Commission nor any state or Canadian provincial securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The notes have not been, nor will they be, qualified for sale to the public under the applicable securities laws in Canada.

Offering proceeds
	Public offering		Underwriting		to issuer, before
	price(1)		discounts		expenses(1)

Per 2016 Note		%		%		%
Total	$		$		$
Per 2012 Note		%		%		%
Total	$		$		$
Per 2036 Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest from October , 2006, if settlement occurs after that date.

Delivery of the notes in book-entry form only will be made through The Depository Trust Company, Clearstream Banking S.A. and the Euroclear system on or about October   , 2006, against payment in immediately available funds.

Joint Book-Runners
Banc of America Securities LLC
(Global Coordinator)

Barclays Capital	Merrill Lynch & Co.

(2016 Notes)	(2016 Notes)

Deutsche Bank Securities	UBS Investment Bank

(2012 and 2036 Notes)	(2012 and 2036 Notes)

October   , 2006

Senior Co-Managers

Barclays Capital	Merrill Lynch & Co.

(2012 and 2036 Notes)	(2012 and 2036 Notes)

Deutsche Bank Securities	UBS Investment Bank

(2016 Notes)	(2016 Notes)

Co-Managers

ABN AMRO Incorporated	BNP PARIBAS	Calyon Securities (USA)

Daiwa Securities SMBC Europe	DnB NOR Markets	RBS Greenwich Capital

HSBC	ING Financial Markets	Mitsubishi UFJ Securities

SOCIETE GENERALE

You should rely only on the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are offering to sell the notes only in places where sales are permitted. You should assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

Unless we state otherwise, all references in this prospectus supplement and the accompanying prospectus to “dollars” or “$” are to the currency of the United States of America.

SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus, but does not contain all information that may be important to you. This prospectus supplement and the accompanying prospectus include specific terms of the offering of the notes, information about our business and financial data. We encourage you to read this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference, in their entirety before making an investment decision.

In this prospectus supplement and the accompanying prospectus, we refer to ConocoPhillips, its wholly owned and majority owned subsidiaries (including ConocoPhillips Company, ConocoPhillips Canada Funding Company I and ConocoPhillips Canada Funding Company II) and its ownership interest in equity affiliates as “we” or “ConocoPhillips,” unless the context clearly indicates otherwise. Our ownership interest in equity affiliates includes corporate entities, partnerships, limited liability companies and other ventures in which we exert significant influence by virtue of our ownership interest, which is typically between 20% and 50%.

The terms “2016 notes” and “Funding I notes” refers to the  % Notes due 2016 issued by ConocoPhillips Canada Funding Company I. The terms “2012 notes” and “2036 notes” refer to the  % Notes due 2012 and the  % Notes due 2036 issued by ConocoPhillips Canada Funding Company II, and the term “Funding II notes” refers to the 2012 notes and the 2036 notes, collectively. The term “notes” refers to all three series of notes, collectively.

About ConocoPhillips

ConocoPhillips is an international, integrated energy company. Headquartered in Houston, Texas, ConocoPhillips had approximately 38,000 employees worldwide and assets of $162 billion as of June 30, 2006. ConocoPhillips has four core activities worldwide: petroleum exploration and production; petroleum refining, marketing, supply and transportation; natural gas gathering, processing and marketing; and chemicals and plastics production and distribution. In addition, ConocoPhillips is investing in several emerging businesses: fuels technology, gas-to-liquids, power generation and emerging technologies.

About ConocoPhillips Company,
ConocoPhillips Canada Funding Company I and ConocoPhillips Canada Funding Company II

ConocoPhillips Company is a direct wholly owned operating subsidiary of ConocoPhillips. ConocoPhillips Canada Funding Company I is a direct wholly owned special purpose finance subsidiary of Conoco Petroleum Operations Inc. (itself an indirect wholly owned subsidiary of ConocoPhillips), organized to engage in financing activities to raise funds for the business operations of ConocoPhillips and its subsidiaries. ConocoPhillips Canada Funding Company II is a direct wholly owned special purpose finance subsidiary of Burlington Resources Inc. (itself a direct wholly owned subsidiary of ConocoPhillips), organized to engage in financing activities to raise funds for the business operations of ConocoPhillips and its subsidiaries. In this prospectus supplement, we refer to ConocoPhillips Company as “CPCo,” to ConocoPhillips Canada Funding Company I as “Funding I” and to ConocoPhillips Canada Funding Company II as “Funding II.”

The Offering

Securities Offered	$ million principal amount of % Notes due 2016 of Funding I

$ million principal amount of % Notes due 2012 of Funding II

$ million principal amount of % Notes due 2036 of Funding II

Guarantees	ConocoPhillips and CPCo will jointly and severally, fully and unconditionally guarantee on a senior unsecured basis the full and prompt payment of the principal of and any premium and interest on the notes, when and as it becomes due and payable, whether at maturity or otherwise.

Maturity Dates	, 2016 for the 2016 notes

, 2012 for the 2012 notes

, 2036 for the 2036 notes

Interest Payment Dates	and of each year, commencing , 2007, for the 2016 notes

and of each year, commencing , 2007, for the 2012 notes

and of each year, commencing , 2007, for the 2036 notes

Optional Redemption	Funding I may elect to redeem and repay any or all of the Funding I notes at any time in principal amounts of $1,000 or any integral multiple of $1,000. Funding I will pay an amount equal to the principal amount of notes redeemed and repaid plus a make-whole premium. Funding I will also pay accrued interest to the redemption date.

Funding II may elect to redeem and repay any or all of the Funding II notes of each series at any time in principal amounts of $1,000 or any integral multiple of $1,000. Funding II will pay an amount equal to the principal amount of notes redeemed and repaid plus a make-whole premium. Funding II will also pay accrued interest to the redemption date.

Please read “Description of the Notes — Redemption.”

Ranking	The Funding I notes will constitute senior unsecured debt of Funding I and will rank equally with its senior unsecured debt from time to time outstanding. The Funding II notes will constitute senior unsecured debt of Funding II and will rank equally with its senior unsecured debt from time to time outstanding.

Covenants	We will issue the notes under indentures containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

• incur debt secured by liens;

• engage in sale/leaseback transactions; and

• merge, consolidate or transfer all or substantially all of our assets.

Lack of a Public Market for the Notes	There are no existing trading markets for the notes, and there can be no assurance regarding:

• any future development or liquidity of a trading market for any series of notes;

• your ability to sell your notes at all; or

• the prices at which you may be able to sell your notes.

Future trading prices of the notes will depend on many factors, including:

• prevailing interest rates;

• our operating results and financial condition; and

• the markets for similar securities.

We do not currently intend to apply for the listing of any series of notes on any securities exchange or for quotation of the notes in any dealer quotation system.

Use of Proceeds	We expect the net proceeds from the offering of the notes to be approximately $ billion, after deducting underwriting discounts and commissions and estimated expenses of the offering that we will pay. These net proceeds will be lent to other subsidiaries of ConocoPhillips, and the proceeds resulting from these intercompany transactions will be used to retire debt securities issued by other finance subsidiaries of ConocoPhillips.

Further Issues	The 2016 notes will be limited initially to $ million in aggregate principal amount, the 2012 notes will be limited initially to $ million in aggregate principal amount, and the 2036 notes will be limited initially to $ million in aggregate principal amount. We may, however, “reopen” each series of notes and issue an unlimited principal amount of additional notes of that series in the future without the consent of the holders.

USE OF PROCEEDS

We expect the net proceeds from the offering of the notes to be approximately $      million, after deducting underwriting discounts and estimated expenses of the offering that we will pay. The net proceeds to Funding I from the issuance of the Funding I notes and the net proceeds to Funding II from the issuance of the Funding II notes will be lent to other subsidiaries of ConocoPhillips. The proceeds resulting from these intercompany transactions will be used to retire:

•	$500 million principal amount of the 5.600% Notes due December 1, 2006 of Burlington Resources Finance Company, a special-purpose finance subsidiary of ConocoPhillips;

•	$350 million principal amount of the 5.700% Notes due March 1, 2007 of Burlington Resources Finance Company; and

•	$1,250 million principal amount of the 5.45% Notes due October 15, 2006 of Conoco Funding Company, a special-purpose finance subsidiary of ConocoPhillips.

We have issued notices of redemption with respect to the 5.600% Notes due 2006 and the 5.700% Notes due 2007 of Burlington Resources Finance Company, with a redemption date of October 20, 2006. In connection with the redemption, we expect to pay approximately $14.3 million of premium and accrued interest. Any amounts required to retire the three series of notes described above in excess of the net proceeds from this offering will be funded with cash on hand.

DESCRIPTION OF THE NOTES

We have summarized selected provisions of each series of the notes below. The Funding I notes will be issued under an indenture to be entered into among Funding I, as issuer, ConocoPhillips and CPCo, as guarantors, and The Bank of New York Trust Company, National Association, as trustee. The Funding II notes will be issued under an indenture to be entered into among Funding II, as issuer, ConocoPhillips and CPCo, as guarantors, and The Bank of New York Trust Company, National Association, as trustee. Each series of the notes is a separate series of debt securities of Funding I or Funding II described in the accompanying prospectus, and this summary supplements that description. We urge you to read that description for other provisions that may be important to you.

In this summary description of the notes, unless we state otherwise or the context clearly indicates otherwise, all references to ConocoPhillips mean ConocoPhillips only, all references to CPCo mean ConocoPhillips Company only, all references to Funding I mean ConocoPhillips Canada Funding Company I only, and all references to Funding II mean ConocoPhillips Canada Funding Company II only.

General

The 2016 notes will mature on          , 2016 and will bear interest at  % per year. The 2012 notes will mature on          , 2012 and will bear interest at  % per year. The 2036 notes will mature on          , 2036 and will bear interest at  % per year. Interest on the notes of each series will accrue from          , 2006. In respect of each series of notes issued by it, Funding I and Funding II:

•	will pay interest semiannually on:

•	and of each year, commencing , 2007, with respect to the 2016 notes,

•	and of each year, commencing , 2007, with respect to the 2012 notes, and

•	and of each year, commencing , 2007, with respect to the 2036 notes;

•	will pay interest to the person in whose name a note is registered at the close of business on:

• the           or           preceding the interest payment date with respect to the 2016 notes,

• the           or           preceding the interest payment date with respect to the 2012 notes, and

• the           or           preceding the interest payment date with respect to the 2036 notes;

•	will compute interest on the basis of a 360-day year consisting of twelve 30-day months;

•	will make payments on the notes at the offices of the trustee and any paying agent; and

•	may make payments by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the note register.

Funding I and Funding II will issue the notes only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiples of $1,000. The notes will not be subject to any sinking fund or mandatory redemption provisions.

The 2016 notes will be limited initially to $      million in aggregate principal amount, the 2012 notes will be limited initially to $      million in aggregate principal amount, and the 2036 notes will be limited initially to $      million in aggregate principal amount. We may, however, “reopen” each series of notes and issue an unlimited principal amount of additional notes of that series in the future without the consent of the holders. We may reopen a series of notes only if the additional notes issued will be fungible with the original notes of the series for United States federal income tax purposes.

Redemption

The notes of each series will be redeemable and repayable at the issuer’s option, in whole or in part, at any time and from time to time, in principal amounts of $1,000 or any integral multiple of $1,000 for a repayment amount equal to:

•	100% of the principal amount of the notes of that series to be redeemed and repaid; and

•	a premium equal to the amount, if any, by which the sum of the present values of the Remaining Scheduled Payments on the notes being redeemed and repaid, discounted to the repayment date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus basis points for the 2016 notes, basis points for the 2012 notes and basis points for the 2036 notes, exceeds the principal amount of the notes to be redeemed and repaid.

In each case, the issuer will pay accrued but unpaid interest to the repayment date.

“Treasury Rate” means the rate per year equal to:

•	the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the applicable series of notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month; or

•	if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the applicable series of notes. “Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint.

“Comparable Treasury Price” means (a) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Reference Treasury Dealer” means each of Banc of America Securities LLC (and its successors), Barclays Capital Inc. (and its successors), Deutsche Bank Securities Inc. (and its successors) and one other nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified from time to time by us. If, however, any of them shall cease to be a primary U.S. Government securities dealer, we will substitute another nationally recognized investment banking firm that is such a dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 3:30 p.m., New York time, on the third business day preceding the redemption date.

“Remaining Scheduled Payments” means the remaining scheduled payments of the principal of and interest on each note to be redeemed that would be due after the related redemption date but for such redemption. If the redemption date is not an interest payment date with respect to the note being redeemed, the amount of the next succeeding scheduled interest payment on the note will be reduced by the amount of interest accrued thereon to that redemption date.

We will mail notice of a redemption and repayment not less than 30 days nor more than 60 days before the repayment date to holders of notes to be redeemed and repaid.

If we redeem and repay less than all the notes of a series, the trustee will select the particular notes of the series to be redeemed and repaid pro rata, by lot or by another method the trustee deems fair and appropriate. Unless there is a default in payment of the repayment amount, on and after the repayment date, interest will cease to accrue on the notes or portions thereof called for redemption and repayment.

Except as described above, the notes will not be redeemable by Funding I or Funding II prior to maturity and will not be entitled to the benefit of any sinking fund.

Ranking

The notes will constitute senior debt of the applicable issuer and will rank equally with the issuer’s other senior unsecured debt from time to time outstanding. ConocoPhillips’ and CPCo’s guarantees will rank equally with all of their respective unsecured and unsubordinated debt from time to time outstanding.

As of June 30, 2006, as adjusted to give effect to the issuance of the notes and the application of the net proceeds as described under “Use of Proceeds,” ConocoPhillips would have had an aggregate of $25.0 billion of consolidated long-term debt. Of such amount, approximately $24 billion would have ranked equally in right of payment with the guarantees of the notes. Approximately $1 billion would have been secured or owed by subsidiaries other than CPCo, Funding I, Funding II and other subsidiaries of which ConocoPhillips has guaranteed debt, and therefore effectively senior to the notes with respect to the assets securing the debt or the assets of the subsidiary obligor.

Paying Agents and Transfer Agents

The trustee for a series of notes will be appointed as paying agent and transfer agent for the notes of that series. Payments on the notes of a series will be made in U.S. dollars at the office of the trustee and any paying agent for that series. At our option, however, payments may be made by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the security register.

Other

We will make all payments on the notes without withholding or deducting any taxes or other governmental charges imposed by a United States or Canadian jurisdiction, unless we are required to do so by applicable law. A holder of the notes may, however, be subject to U.S. federal income taxes, and taxes may be withheld on certain payments on the notes, as described under the caption “Certain United States Federal Tax Considerations.” If we are required to withhold taxes, we will not pay any additional, or gross up, amounts with respect to the withholding or deduction.

We may at any time purchase notes on the open market or otherwise at any price. We will surrender all notes that we redeem or purchase to the trustee for cancellation. We may not reissue or resell any of these notes.

Book-Entry Delivery and Settlement

Global Notes

We will issue the notes of each series in the form of one or more permanent or temporary global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The

Depository Trust Company and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, or Euroclear Bank S.A./N.V., as operator of the Euroclear System (in Europe) (the “Euroclear Operator”), either directly if they are participants of such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC. Citibank, N.A. will act as the U.S. depositary for Clearstream, and JPMorgan Chase Bank, N.A. will act as the U.S. depositary for Euroclear.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Operator under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of ConocoPhillips, CPCo, Funding I, Funding II, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

None of ConocoPhillips, CPCo, Funding I, Funding II nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for the global notes, and we have not appointed a successor depositary within 90 days of that notice;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a summary of certain United States federal income and estate tax considerations relating to the ownership and disposition of the notes by an entity that is a foreign corporation as to the United States, within the meaning of Section 7701(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or by an individual who is not a citizen or resident of the United States, within the meaning of Section 7701(b) of the Internal Revenue Code (a “nonresident alien”). An organization that is a partnership for United States federal income tax purposes should consult with its own tax adviser as to the United States federal tax considerations that are applicable to it and to its partners.

Such summary, which does not purport to be a complete analysis of all the relevant tax considerations, is based upon the provisions of the Internal Revenue Code, regulations, rulings and judicial decisions as of the date of this prospectus supplement. These authorities may be changed, perhaps retroactively, so as to result in United States federal tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made in the following summary, and we cannot assure you that the IRS will agree with such statements.

Under the portfolio interest exemption, interest income on a note that you receive will not be subject to United States federal income tax or withholding if you are a foreign corporation or a non resident alien and the interest is not effectively connected with the conduct of a trade or business in the United States by you and you

•	do not own, actually or constructively, within the meaning of Section 871(h)(3)(C) of the Internal Revenue Code, 10 percent or more of the total combined voting power of all classes of ConocoPhillips’ voting stock and

•	in the case of a note that is issued by Funding I do not own actually or constructively, within the meaning of Section 871(h)(3)(C) of the Internal Revenue Code, either 10 percent or more of the total combined voting power of all classes of the stock of Funding I or 10 percent or more of the capital or profits interest in Funding I and

•	in the case of a note that is issued by Funding II do not own actually or constructively, within the meaning of Section 871(h)(3)(C) of the Internal Revenue Code, either 10 percent or more of the total combined voting power of all classes of the stock of Funding II or 10 percent or more of the capital or profits interest in Funding II

•	are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Internal Revenue Code;

•	are not a controlled foreign corporation that is related, within the meaning of Section 864(d)(4) of the Internal Revenue Code, to ConocoPhillips and

•	in the case of a note that is issued by Funding I are not so related to Funding I and

•	in the case of a note that is issued by Funding II are not so related to Funding II; and

•	the United States person who would otherwise be required to withhold tax from the interest receives a statement (which meets the requirements of Section 871(h)(5) of the Internal Revenue Code and must be provided under penalties of perjury) that the beneficial owner of the note is not a United States person.

If a statement meeting the requirements of Section 871(h)(5) of the Internal Revenue Code is not received by the person who would otherwise be required to withhold tax from the interest or if the portfolio interest exemption is not available for another reason, then the interest on a note may be subject to United States withholding tax at a rate of 30 percent (subject to reduction under an applicable tax treaty).

The preceding paragraph assumes that Funding I and Funding II will be disregarded for United States federal income tax purposes and that the notes will be treated for United States federal income tax purposes as an obligation of a domestic corporation. If that were not the case, then the conclusions in the preceding paragraph would continue to be true and would be true in certain cases on weaker conditions.

Interest on a note that is effectively connected with the conduct of a trade or business in the United States by a holder of a note who is a foreign corporation or a nonresident alien is not subject to withholding if such a holder provides a properly completed IRS Form W-8ECI. However, such a holder will generally be subject to United States income tax on such interest on a net income basis at rates applicable to a United States person, and a holder who is a foreign corporation may also be subject to the United States branch profits tax in respect of such interest.

You will not be subject to United States federal income tax on any gain realized on the sale, exchange, redemption or other disposition of a note unless the gain is effectively connected with your conduct of a trade or business in the United States or you are an individual who is present in the United States for 183 days or more in the taxable year in which the sale, exchange, redemption or other disposition occurs and certain other conditions are met.

The interest on a note will generally be reported to the IRS on IRS Form 1042-S. Neither information reporting on IRS Form 1099 nor backup withholding will apply to principal or interest payments or to amounts received on the sale, exchange or redemption of a note if an IRS Form W-8BEN is provided to us or other appropriate person and if, in the case of amounts received on the sale, exchange or redemption of a note, certain other information is provided. However, the exemption from backup withholding and information reporting requirements does not apply if the withholding agent or an intermediary knows or has reason to know that such exemption is not available to you.

Notes that are owned by an individual at the time of his or her death will, if such individual is not a citizen of the United States or resident of the United States for United States federal estate tax purposes at that time, not be subject to United States federal estate tax if the interest income on the notes would be eligible at that time for the portfolio interest exemption if a statement meeting the requirements of Section 871(h)(5) of the Internal Revenue Code were provided.

This summary of certain United States federal tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal tax laws to your particular situation as well as any tax consequences under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

CERTAIN CANADIAN TAX CONSIDERATIONS

The following is a general summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) (the “Tax Act”) to a holder (a “Holder”) of notes who acquires the notes in this offering and who, at all relevant times, for purposes of the Tax Act, holds the notes as capital property, deals with ConocoPhillips, Funding I and Funding II at arm’s length, is not a resident or deemed to be a resident of Canada and does not use or hold the notes and is not deemed to use or hold the notes in, or in the course of, carrying on business in Canada. Special rules, which are not discussed below, may apply to a Holder who is a non-resident insurer which carries on business in Canada and elsewhere. This summary does not apply to “financial institutions” within the meaning of section 142.2 of the Tax Act.

This summary is based on the current provisions of the Tax Act and the regulations thereunder (the “Regulations”), and on an understanding of the current published administrative and assessing practices of the Canada Revenue Agency (“CRA”). This summary takes into account all specific proposals to amend the Tax Act and Regulations (the “Tax Proposals”) publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this prospectus supplement. There is no assurance that the Tax Proposals will be enacted in their current form or at all. This summary does not otherwise take into account or anticipate any changes in law or the administrative and assessing practices of the CRA, whether by judicial, governmental or legislative decision or action, nor does it take into account tax legislation or considerations of any province, territory, state, local or foreign jurisdiction. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation.

The following is a general summary only, and each Holder is urged to consult with such Holder’s own tax advisor with respect to the Canadian federal income tax considerations set forth below as applicable to the Holder’s particular circumstances and any other federal, provincial, territorial, state, local or foreign tax consequences to it of holding and disposing of notes.

Taxation of Interest on Notes

Based on the current administrative practice of the CRA, a Holder will not be subject to Canadian withholding tax in respect of interest, principal or premium paid or credited on the notes issued hereunder; provided that the Holder deals with Funding I and Funding II, as applicable, at arm’s length within the meaning of the Tax Act at the time of such payment or credit. For purposes of the Tax Act, related persons, as defined therein, are deemed not to deal at arm’s length and it is a question of fact whether persons not related to each other deal at arm’s length.

Disposition of Notes

A Holder will not generally be subject to tax under the Tax Act in respect of any capital gain realized by such Holder on a disposition (including a redemption) of a note.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table at the public offering prices less the underwriting discounts set forth on the cover page of this prospectus supplement.

	Principal	Principal	Principal
	Amount	Amount	Amount
Underwriter	of 2016 Notes	of 2012 Notes	of 2036 Notes

Banc of America Securities LLC	$	$	$
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
UBS Securities LLC
ABN AMRO Incorporated
BNP Paribas Securities Corp.
Calyon Securities (USA) Inc.
Daiwa Securities SMBC Europe Limited
DnB NOR Markets, Inc.
Greenwich Capital Markets, Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Mitsubishi UFJ Securities International plc
SG Americas Securities, LLC

Total	$	$	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

The underwriters propose to offer some of the notes of each series directly to the public at the applicable public offering price set forth on the cover page of this prospectus supplement and some of those notes to certain dealers at that public offering price less a concession not in excess of:

•	% of the principal amount in the case of the 2016 notes;

•	% of the principal amount in the case of the 2012 notes; and

•	% of the principal amount in the case of the 2036 notes.

The underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of:

•	% of the principal amount in the case of the 2016 notes;

•	% of the principal amount in the case of the 2012 notes; and

•	% of the principal amount in the case of the 2036 notes.

After the initial offering of the notes to the public, the representatives may change the public offering prices and concessions.

The notes are new issues of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in each series of the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each Underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

(b) it has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.2 million. The underwriters have also agreed to reimburse us for certain of the expenses incurred by us in connection with this offering.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters have from time to time provided, and in the future may provide, certain investment banking and financial advisory services to us and our affiliates, for which they have received, and in the future would receive, customary fees. Amounts outstanding under existing debt securities issued by other finance subsidiaries of ConocoPhillips will be repaid in connection with this offering.

LEGAL MATTERS

Wayne C. Byers, Esq., our Senior Counsel, Baker Botts L.L.P., Houston, Texas, our outside counsel, and McInnes Cooper, Halifax, Nova Scotia, will issue opinions about certain legal matters in connection with the offering of the notes for us. Cravath, Swaine & Moore LLP, New York, New York, will issue an opinion about certain legal matters in connection with the offering for the underwriters. Cravath, Swaine & Moore LLP represents us from time to time in connection with various matters.

PROSPECTUS

ConocoPhillips Canada Funding Company I	ConocoPhillips Canada Funding Company II
Senior Debt Securities	Senior Debt Securities
guaranteed as described in this prospectus by	guaranteed as described in this prospectus by
ConocoPhillips	ConocoPhillips
and	and
ConocoPhillips	ConocoPhillips
Company	Company

We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 6, 2006

ABOUT THIS PROSPECTUS

This prospectus is part of a joint registration statement that we have filed with the U.S. Securities and Exchange Commission using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

ABOUT CONOCOPHILLIPS

ConocoPhillips is an international, integrated energy company. ConocoPhillips has four core activities worldwide: petroleum exploration and production; petroleum refining, marketing, supply and transportation; natural gas gathering, processing and marketing; and chemicals and plastics production and distribution. In addition, ConocoPhillips is investing in several emerging businesses: fuels technology, gas-to-liquids, power generation and emerging technologies. ConocoPhillips’ principal executive office is located at 600 North Dairy Ashford, Houston, Texas 77079, telephone (281) 293-1000.

ABOUT CONOCOPHILLIPS COMPANY

ConocoPhillips Company is a direct wholly owned subsidiary of ConocoPhillips. Its principal executive offices are located at 600 North Dairy Ashford, Houston, Texas 77079, telephone (281) 293-1000. In this prospectus, we refer to ConocoPhillips Company as “CPCo.”

ABOUT CONOCOPHILLIPS CANADA FUNDING COMPANY I

ConocoPhillips Canada Funding Company I is an unlimited liability company organized in September 2006 under the laws of Nova Scotia, Canada. ConocoPhillips Canada Funding Company I is a direct wholly owned special purpose finance subsidiary of Conoco Petroleum Operations Inc. (itself an indirect wholly owned subsidiary of ConocoPhillips), organized to engage in financing activities to raise funds for the business operations of ConocoPhillips and its subsidiaries. The principal executive office of ConocoPhillips Canada Funding Company I is located at 600 North Dairy Ashford, Houston, Texas 77079, telephone (281) 293-1000. In this prospectus, we refer to ConocoPhillips Canada Funding Company I as “Funding I.”

ABOUT CONOCOPHILLIPS CANADA FUNDING COMPANY II

ConocoPhillips Canada Funding Company II is an unlimited liability company organized in September 2006 under the laws of Nova Scotia, Canada. ConocoPhillips Canada Funding Company II is a direct wholly owned special purpose finance subsidiary of Burlington Resources Inc. (itself a direct wholly owned subsidiary of ConocoPhillips), organized to engage in financing activities to raise funds for the business operations of ConocoPhillips and its subsidiaries. The principal executive office of ConocoPhillips Canada Funding Company II is located at 600 North Dairy Ashford, Houston, Texas 77079, telephone (281) 293-1000. In this prospectus, we refer to ConocoPhillips Canada Funding Company II as “Funding II.”

WHERE YOU CAN FIND MORE INFORMATION

ConocoPhillips files annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information ConocoPhillips has filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about ConocoPhillips at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. CPCo, Funding I and Funding II do not file separate reports, proxy statements or other information with the SEC under the Securities Exchange Act of 1934.

This prospectus is part of a joint registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

The SEC allows us to “incorporate by reference” the information ConocoPhillips has filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that ConocoPhillips files with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings ConocoPhillips makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering. The documents we incorporate by reference are:

•	ConocoPhillips’ Annual Report on Form 10-K for the year ended December 31, 2005;

•	ConocoPhillips’ Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006; and

•	ConocoPhillips’ Current Reports on Form 8-K as filed with the SEC on February 16, 2006, February 22, 2006, March 20, 2006, March 31, 2006 (as amended by a Current Report on Form 8-K/A filed with the SEC on April 3, 2006), April 10, 2006, April 11, 2006, May 11, 2006, May 15, 2006, August 10, 2006 and October 6, 2006.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning ConocoPhillips at the following address:

ConocoPhillips
Shareholder Relations Department
P. O. Box 2197
Houston, Texas 77079-2197
Telephone: (281) 293-6800

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, the prospectus supplement and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

FORWARD-LOOKING INFORMATION

This prospectus, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by the words “expects,” “anticipates,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions.

We have based the forward-looking statements relating to ConocoPhillips’ operations on its current expectations, estimates and projections about ConocoPhillips and the industries in which it operates in general. We caution you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, ConocoPhillips’ actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•	fluctuations in crude oil, natural gas and natural gas liquids prices, refining and marketing margins and margins for ConocoPhillips’ chemicals business;

•	changes in the business, operations, results and prospects of ConocoPhillips;

•	the operation and financing of ConocoPhillips’ midstream and chemicals joint ventures;

•	potential failure or delays in achieving expected reserve or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks and the inherent uncertainties in predicting oil and gas reserves and oil and gas reservoir performance;

•	unsuccessful exploratory drilling activities;

•	failure of new products and services to achieve market acceptance;

•	unexpected changes in costs or technical requirements for constructing, modifying or operating facilities for exploration and production projects, manufacturing or refining;

•	unexpected technological or commercial difficulties in manufacturing or refining ConocoPhillips’ refined products, including synthetic crude oil, and chemicals products;

•	lack of, or disruptions in, adequate and reliable transportation for ConocoPhillips’ crude oil, natural gas, natural gas liquids, liquefied natural gas and refined products;

•	inability to timely obtain or maintain permits, including those necessary for construction of liquefied natural gas terminals or regasification facilities, comply with government regulations or make capital expenditures required to maintain compliance;

•	failure to complete definitive agreements and feasibility studies for, and to timely complete construction of, announced and future liquefied natural gas projects and related facilities;

•	potential disruption or interruption of ConocoPhillips’ operations due to accidents, extraordinary weather events, civil unrest, political events or terrorism;

•	international monetary conditions and exchange controls;

•	liability for remedial actions, including removal and reclamation obligations, under environmental regulations;

•	liability resulting from litigation;

•	general domestic and international economic and political conditions, including armed hostilities and governmental disputes over territorial boundaries;

•	changes in tax and other laws, regulations or royalty rules applicable to ConocoPhillips’ business; and

•	inability to obtain economical financing for exploration and development projects, construction or modification of facilities and general corporate purposes.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, the net proceeds from the sale of the securities will be used, first, for repayment or refinancing of debt, including debt securities issued by other finance subsidiaries of ConocoPhillips, and, second, for general corporate purposes, including acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of other short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the historical ratio of earnings to fixed charges of ConocoPhillips for the six-month period ended June 30, 2006, and each of the years in the five-year period ended December 31, 2005. The following table also presents the unaudited pro forma ratio of earnings to fixed charges of ConocoPhillips for the six-month period ended June 30, 2006, and the year ended December 31, 2005, giving effect to the March 2006 acquisition of Burlington Resources Inc. using the purchase method of accounting, as if the acquisition had occurred on January 1, 2006, and January 1, 2005, respectively. Please read the unaudited pro forma financial statements included in the amendment to ConocoPhillips’ Current Report on Form 8-K/A as filed with the SEC on April 3, 2006, as well as Exhibit 99 to ConocoPhillips’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006.

	Six Months
	Ended
	June 30		Year Ended December 31
	2006		2005		2004		2003		2002		2001

Ratio of Earnings to Fixed Charges:
ConocoPhillips	18.0	x	20.8	x	12.4	x	7.0	x	2.9	x	5.3x
ConocoPhillips Pro Forma	14.6	x	13.1	x

For purposes of this table, “earnings” consist of income from continuing operations before income taxes, plus fixed charges (excluding capitalized interest and the portion of the preferred dividend requirement of a subsidiary not previously deducted from pretax income, but including amortization of amounts previously capitalized), less undistributed earnings of equity investees of ConocoPhillips. “Fixed charges” consist of interest (including capitalized interest) on all debt, amortization of debt discounts and expenses incurred on issuance, and that portion of rental expense believed to represent interest.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities of Funding I covered by this prospectus will be Funding I’s general unsecured obligations. Funding I will issue debt securities fully and unconditionally guaranteed by ConocoPhillips and CPCo on a senior unsecured basis under an indenture to be entered into among Funding I, as issuer, ConocoPhillips and CPCo, as guarantors, and The Bank of New York Trust Company, National Association, as trustee. We refer to this indenture as the Funding I indenture. The debt securities of Funding II covered by this prospectus will be Funding II’s general unsecured obligations. Funding II will issue debt securities fully and unconditionally guaranteed by ConocoPhillips and CPCo on a senior unsecured basis under an indenture to be entered into among Funding II, as issuer, ConocoPhillips and CPCo, as guarantors, and The Bank of New York Trust Company, National Association, as trustee. We refer to this indenture as the Funding II indenture. We refer to the Funding I indenture and the Funding II indenture collectively as the indentures.

We have summarized material provisions of the indentures, the debt securities and the guarantees below. This summary is not complete. We have filed forms of the indentures with the SEC as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you.

In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to ConocoPhillips mean ConocoPhillips only, all references to CPCo mean ConocoPhillips Company only, all references to Funding I mean ConocoPhillips Canada Funding Company I only, and all references to Funding II mean ConocoPhillips Canada Funding Company II only.

General

The debt securities of Funding I and Funding II will constitute senior debt of the issuer and will rank equally with all of its unsecured and unsubordinated debt. Neither indenture limits the amount of debt securities that may be issued under that indenture, and neither limits the amount of other unsecured debt or securities that ConocoPhillips, CPCo, Funding I or Funding II may issue. Funding I and Funding II may issue debt securities under the applicable indenture from time to time in one or more series, each in an amount authorized prior to issuance. No securities are outstanding under either the Funding I indenture or the Funding II indenture.

Funding I and Funding II are special purpose financing subsidiaries formed solely as financing vehicles for ConocoPhillips and its subsidiaries. The ability of either Funding I or Funding II to pay its debt service obligations, including any payments required to be made under its debt securities, is dependent upon its receipt of payments from ConocoPhillips and its subsidiaries. If ConocoPhillips and its subsidiaries were not to make such payments for any reason, the holders of the debt securities issued by either Funding I or Funding II would have to rely on the enforcement of ConocoPhillips’ and CPCo’s guarantees described below.

ConocoPhillips conducts substantially all its operations through subsidiaries, and those subsidiaries generate substantially all its operating income and cash flow. As a result, distributions or advances from those subsidiaries are the principal source of funds necessary to meet the debt service obligations of ConocoPhillips. Contractual provisions or laws, as well as the subsidiaries’ financial condition and operating requirements, may limit the ability of ConocoPhillips to obtain cash from its subsidiaries that it requires to pay its debt service obligations, including any payments required to be made under its guarantee of the debt securities of Funding I and Funding II. In addition, holders of the debt securities will have a junior position to the claims of creditors of the subsidiaries of ConocoPhillips on their assets and earnings.

Other than the restrictions on liens and sale/leaseback transactions described below under “— Restrictive Covenants,” neither indenture contains any covenants or other provisions designed to protect holders of the debt securities in the event ConocoPhillips participates in a highly leveraged transaction or upon a change of control. The indentures also do not contain provisions that give holders the right to require Funding I or

Funding II to repurchase their securities in the event of a decline in ConocoPhillips’ credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the issuer of the debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any provisions that would require the redemption, purchase or repayment of debt securities;

•	the denominations in which the debt securities will be issued;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities of Funding I, Funding II or any other entity; and

•	any other terms of the debt securities not inconsistent with the applicable indenture.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Guarantees

ConocoPhillips and CPCo will jointly and severally, fully and unconditionally guarantee on a senior unsecured basis the full and prompt payment of the principal of and any premium and interest on the debt securities issued by each of Funding I and Funding II when and as the payment becomes due and payable, whether at maturity or otherwise. The guarantees provide that in the event of a default in the payment of principal of or any premium or interest on a debt security issued by Funding I or Funding II, the holder of that debt security may institute legal proceedings directly against either ConocoPhillips or CPCo to enforce the guarantees without first proceeding against Funding I or Funding II, as applicable. The indentures provide that ConocoPhillips and CPCo may under certain circumstances assume all rights and obligations of Funding I or Funding II under the applicable indenture with respect to a series of debt securities issued by Funding I or Funding II. The guarantees will rank equally with all of ConocoPhillips’ and CPCo’s other unsecured and unsubordinated debt from time to time outstanding.

Restrictive Covenants

ConocoPhillips has agreed to two principal restrictions on its activities for the benefit of holders of the debt securities. The restrictive covenants summarized below will apply to a series of debt securities (unless waived or amended) as long as any of those debt securities are outstanding, unless the prospectus supplement for the series states otherwise. We have used in this summary description capitalized terms that we have defined below under “— Glossary.”

Limitation on Liens

ConocoPhillips has agreed that it and its Principal Domestic Subsidiaries will issue, assume or guarantee Debt for borrowed money secured by a lien upon a Principal Property or shares of stock or Debt of any Principal Domestic Subsidiary only if the outstanding guarantees of debt securities issued by Funding I and Funding II are secured equally and ratably with or prior to the Debt secured by that lien. If the guarantees are so secured, ConocoPhillips has the option to secure any of its and its Subsidiaries’ other Debt or obligations equally and ratably with or prior to the Debt secured by the lien and, accordingly, equally and ratably with the guarantees. This covenant has exceptions that permit:

(a) liens existing on the date Funding I or Funding II first issues a series of debt securities under the applicable indenture;

(b) liens on the property, assets, stock, equity or Debt of any entity existing at the time ConocoPhillips or a Subsidiary acquires that entity or its property or at the time the entity becomes a Subsidiary or a Principal Domestic Subsidiary;

(c) liens on assets either:

•	existing at the time of acquisition of the assets,

•	securing all or part of the cost of acquiring, constructing, improving, developing or expanding the assets, or

•	securing Debt incurred to finance all or part of the purchase price of the assets or the cost of constructing, improving, developing or expanding the assets that was incurred before, at the time of or within two years after the later of the acquisition, the completion of construction, improvement, development or expansion or the commencement of commercial operation of the assets;

(d) liens on specific assets to secure Debt incurred to provide funds for the cost of exploration, drilling or development of those assets;

(e) intercompany liens;

(f) liens securing industrial development, pollution control or other revenue bonds of a domestic government entity;

(g) liens on personal property, other than shares of stock or debt of any Principal Domestic Subsidiary, securing loans maturing in less than one year;

(h) liens on a Principal Property arising in connection with the sale of accounts receivable resulting from the sale of oil or gas at the wellhead;

(i) statutory or other liens arising in the ordinary course of business and relating to amounts that are not yet delinquent or are being contested in good faith; and

(j) any extensions, substitutions, replacements or renewals of the above-described liens or any Debt secured by these liens if both:

•	the new lien is limited to the property (plus any improvements) secured by the original lien, and

•	the amount of Debt secured by the new lien and not otherwise permitted does not materially exceed the amount of Debt refinanced plus any premium or fee payable in connection with any such extension, substitution, replacement or renewal.

In addition, without securing the guarantees as described above, ConocoPhillips and its Principal Domestic Subsidiaries may issue, assume or guarantee Debt that this covenant would otherwise restrict in a total principal amount that, when added to all other outstanding Debt of ConocoPhillips and its Principal Domestic Subsidiaries that this covenant would otherwise restrict and the total amount of Attributable Debt outstanding for Sale/Leaseback Transactions, does not exceed a “basket” equal to 10% of Consolidated Adjusted Net Assets. When calculating this total principal amount, we exclude from the calculation Attributable Debt from Sale/Leaseback Transactions in connection with which ConocoPhillips or a Subsidiary has purchased property or retired or defeased Debt as described in clause (b) below under “Limitation on Sale/Leaseback Transactions.”

The following types of transactions do not create “Debt” secured by “liens” within the meaning of this covenant:

(a)  the sale or other transfer of either:

•	oil, gas or other minerals in place for a period of time until, or in an amount such that, the purchaser will realize from those minerals a specified amount of money or a specified amount of those minerals, or

•	any other interest in property commonly referred to as a “production payment”; and

(b)  the mortgage or pledge of any property of ConocoPhillips or a Subsidiary in favor of the United States, any state of the United States or any department, agency or instrumentality of either, to secure payments under any contract or statute.

Limitation on Sale/Leaseback Transactions

ConocoPhillips has agreed that it and any of its Principal Domestic Subsidiaries will enter into a Sale/Leaseback Transaction only if at least one of the following applies:

(a)  ConocoPhillips or that Principal Domestic Subsidiary could incur Debt in a principal amount equal to the Attributable Debt for that Sale/Leaseback Transaction and, without violating the “Limitation on Liens” covenant, could secure that Debt by a lien on the property to be leased without equally and ratably securing the guarantees of the debt securities.

(b)  Within the period beginning one year before the closing of the Sale/Leaseback Transaction and ending one year after the closing, ConocoPhillips or any Subsidiary applies the net proceeds of the Sale/Leaseback Transaction either:

•	to the voluntary defeasance or retirement of any debt securities issued under an indenture or any Funded Debt, or

•	to the acquisition, exploration, drilling, development, construction, improvement or expansion of one or more Principal Properties.

Any net proceeds that are not applied for the purposes described in (b) will be subject to the limitation described in (a). For purposes of these calculations, the net proceeds of the Sale/Leaseback Transaction means the net proceeds of the sale or transfer of the property leased in the Sale/Leaseback Transaction

(or, if greater, the fair value of that property at the time of the Sale/Leaseback Transaction as determined by ConocoPhillips’ board of directors).

Glossary

“Attributable Debt” means the present value of the rental payments during the remaining term of the lease included in the Sale/Leaseback Transaction. To determine that present value, we use a discount rate equal to the lease rate of the Sale/Leaseback Transaction. For these purposes, rental payments do not include any amounts required to be paid for taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights. In the case of any lease that the lessee may terminate by paying a penalty, if the net amount (including payment of the penalty) would be reduced if the lessee terminated the lease on the first date that it could be terminated, then this lower net amount will be used.

“Consolidated Adjusted Net Assets” means the total amount of assets of ConocoPhillips and its consolidated subsidiaries less:

•	all current liabilities (excluding liabilities that are extendable or renewable at ConocoPhillips’ option to a date more than 12 months after the date of calculation and excluding current maturities of long-term debt); and

•	total prepaid expenses and deferred charges.

ConocoPhillips will calculate its Consolidated Adjusted Net Assets based on its most recent quarterly balance sheet.

“Debt” means all notes, bonds, debentures or similar evidences of debt for money borrowed.

“Funded Debt” means all Debt that matures on or is renewable to a date more than one year after the date the Debt is incurred.

“Principal Domestic Subsidiary” means CPCo and any Subsidiary (1) that has substantially all its assets in the United States, (2) that owns a Principal Property and (3) in which ConocoPhillips’ capital investment, together with any intercompany loans to that Subsidiary and any debt of that Subsidiary guaranteed by ConocoPhillips or any other Subsidiary, exceeds $100 million.

“Principal Property” means any oil or gas producing property located onshore or offshore of the United States or any refinery or manufacturing plant located in the United States. This term excludes any property, refinery or plant that in the opinion of ConocoPhillips’ board of directors is not materially important to the total business conducted by ConocoPhillips and its consolidated subsidiaries. This term also excludes any transportation or marketing facilities or assets.

“Sale/Leaseback Transaction” means any arrangement with anyone under which ConocoPhillips or a Subsidiary leases any Principal Property that ConocoPhillips or that Subsidiary has sold or transferred or will sell or transfer to that person. This term excludes the following:

•	temporary leases for a term of not more than three years;

•	intercompany leases;

•	leases of a Principal Property executed by the time of or within 12 months after the latest of the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property; and

•	arrangements under any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954.

“Subsidiary” means an entity at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by ConocoPhillips or by one or more other Subsidiaries, or by ConocoPhillips and one or more other Subsidiaries.

Consolidation, Merger and Sale of Assets

ConocoPhillips and CPCo

The indentures generally permit a consolidation or merger involving ConocoPhillips or CPCo. They also permit ConocoPhillips or CPCo, as applicable, to lease, transfer or dispose of all or substantially all of its assets. Each of ConocoPhillips and CPCo has agreed, however, that it will not consolidate with or merge into any entity (other than ConocoPhillips or CPCo, as applicable) or lease, transfer or dispose of all or substantially all of its assets to any entity (other than ConocoPhillips or CPCo, as applicable) unless:

•	it is the continuing corporation; or

•	if it is not the continuing corporation, the resulting entity or transferee is organized and existing under the laws of any United States jurisdiction and assumes the performance of its covenants and obligations under the indentures and the performance of the related guarantees of the debt securities; and

•	in either case, immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction.

Upon any such consolidation, merger or asset lease, transfer or disposition involving ConocoPhillips or CPCo, the resulting entity or transferee will be substituted for ConocoPhillips or CPCo, as applicable, under the applicable indenture and the guarantees. In the case of an asset transfer or disposition other than a lease, ConocoPhillips or CPCo, as applicable, will be released from the applicable indenture and the guarantees.

Funding I and Funding II

Each of Funding I and Funding II may assign all its rights and obligations under the applicable indenture and its debt securities to:

•	another entity with which Funding I or Funding II, as applicable, is consolidated or merged or which acquires by conveyance or transfer any properties or assets of Funding I or Funding II, as applicable;

•	ConocoPhillips or CPCo; or

•	another subsidiary of ConocoPhillips or CPCo.

In connection with any assignment other than to ConocoPhillips or CPCo, ConocoPhillips and CPCo will continue to guarantee the debt securities as described above. If Funding I or Funding II assigns all of its rights and obligations under its indenture and its debt securities to ConocoPhillips or CPCo, ConocoPhillips’ and CPCo’s covenants regarding consolidations, mergers and sales of assets, ConocoPhillips’ covenants described above under “— Restrictive Covenants” and any other covenants for the benefit of any series of debt securities issued under that indenture will remain in effect.

Events of Default

Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

•	failure to pay interest on that series of debt securities for 30 days when due;

•	failure to pay principal of or any premium on that series of debt securities when due;

•	failure to redeem, purchase or repay debt securities of that series for 30 days when required;

•	failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under that indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization of ConocoPhillips, CPCo and, with respect to the applicable indenture, Funding I or Funding II;

•	any guarantee of any guarantor ceases to be in full force and effect (other than in accordance with the terms of the applicable indenture and such guarantee) or is declared null and void and unenforceable or found to be invalid in a judicial proceeding or any guarantor denies its liability under its guarantee (other than by reason of the release of a guarantor from its guarantee in accordance with the terms of the applicable indenture and such guarantee); and

•	any other event of default provided for that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the applicable indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities to be due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement.

A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the applicable indenture that are affected, voting as one class) may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; and

•	exercising any trust or power conferred on the trustee relating to or arising as a result of an event of default.

Each indenture requires ConocoPhillips, CPCo and Funding I or Funding II, as applicable, to file each year with the trustee a written statement as to their compliance with the covenants contained in the indenture.

Modification and Waiver

Each indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding debt securities of all series issued under that indenture that are affected by the amendment or supplement (acting as one class) consent to it. Without the consent of the holder of each debt security affected, however, no modification may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the debt security;

•	reduce the principal of the debt security or change its stated maturity;

•	reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

•	change any obligation to pay additional amounts on the debt security;

•	make payments on the debt security payable in currency other than as originally stated in the debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on or with respect to the debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

•	waive a continuing default or event of default regarding any payment on the debt securities; or

•	change the obligations of ConocoPhillips and CPCo under the guarantees in any manner materially adverse to the holders of any debt security issued under that indenture.

Each indenture may be amended or supplemented or any provision of that indenture may be waived without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of the obligations under the indenture of ConocoPhillips, CPCo or Funding I or Funding II, as applicable, by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for, any guarantees of or any additional obligors on any series of debt securities or the related guarantees;

•	to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights ConocoPhillips, CPCo or Funding I or Funding II, as applicable, has under the indenture;

•	to add events of default with respect to any debt securities; and

•	to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect.

The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the applicable indenture, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indentures. If any combination of funds or government securities are deposited with the trustee under an indenture sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	ConocoPhillips, CPCo and Funding I or Funding II, as applicable, will be discharged from their obligations with respect to the debt securities of that series and the related guarantees (“legal defeasance”); or

•	ConocoPhillips, CPCo and Funding I or Funding II, as applicable, will no longer have any obligation to comply with the restrictive covenants, the merger covenants and other specified covenants under the applicable indenture, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, the obligation of Funding I or Funding II, as applicable, to pay principal, premium and interest on the debt securities and ConocoPhillips’ and CPCo’s guarantees of the payments will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Governing Law

New York law will govern the indentures and the debt securities.

Trustee

The Bank of New York Trust Company, National Association will be the trustee under each indenture. The Bank of New York serves as trustee or custodian relating to a number of series of debt, trust preferred securities and other long-term repayment obligations of ConocoPhillips and its subsidiaries as of June 30, 2006. The Bank of New York and its affiliates perform certain commercial banking services for us for which they receive customary fees and are lenders under various outstanding credit facilities of subsidiaries of ConocoPhillips.

If an event of default occurs under an indenture and is continuing, the trustee under that indenture will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The trustee will become obligated to exercise any of its powers under that indenture at the request of any of the holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity satisfactory to it.

Each indenture contains limitations on the right of the trustee, if it becomes a creditor of ConocoPhillips, CPCo, Funding I or Funding II, as applicable, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with ConocoPhillips, CPCo, Funding I and Funding II. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Form, Exchange, Registration and Transfer

The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, we will not be required to register the transfer or exchange of:

•	any debt security during a period beginning 15 business days prior to the mailing of the relevant notice of redemption or repurchase and ending on the close of business on the day of mailing of such notice; or

•	any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, interest payments may be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York; Houston, Texas or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Book-Entry Debt Securities

The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

The validity of the debt securities of Funding I and Funding II and the validity of the related guarantees by ConocoPhillips and CPCo and other matters in connection with any offering of the securities will be passed upon for us by Wayne C. Byers, ConocoPhillips’ Senior Counsel, or another of ConocoPhillips’ lawyers, and Baker Botts L.L.P., Houston, Texas, our outside counsel. Any underwriters will be advised about legal matters relating to any offering by Cravath, Swaine & Moore LLP, New York, New York, or such other counsel as may be identified in the applicable prospectus supplement. Any of those counsel will rely as to matters of Canadian law on McInnes Cooper, Halifax, Nova Scotia.

EXPERTS

The consolidated financial statements of ConocoPhillips appearing in ConocoPhillips’ Annual Report (Form 10-K) for the year ended December 31, 2005 (including the condensed consolidating financial information and financial statement schedule appearing therein), and ConocoPhillips management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements, condensed consolidating financial information, financial statement schedule, and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Burlington Resources Inc., incorporated herein by reference to ConocoPhillips’ Current Report on Form 8-K/A dated March 31, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The balance sheet of ConocoPhillips Canada Funding Company I at September 13, 2006, appearing in this Prospectus and Registration Statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheet of ConocoPhillips Canada Funding Company II at September 13, 2006, appearing in this Prospectus and Registration Statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Page

ConocoPhillips Canada Funding Company I
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet	F-3
Note to Balance Sheet	F-4
ConocoPhillips Canada Funding Company II
Report of Independent Registered Public Accounting Firm	F-5
Balance Sheet	F-6
Note to Balance Sheet	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder
ConocoPhillips Canada Funding Company I

We have audited the accompanying balance sheet of ConocoPhillips Canada Funding Company I (the “Company”) as of September 13, 2006. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of ConocoPhillips Canada Funding Company I at September 13, 2006, in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP

Houston, Texas
September 19, 2006

ConocoPhillips Canada Funding Company I

Balance Sheet

September 13,
2006

ASSETS
Cash	$1,000

Total Assets	$1,000

STOCKHOLDER’S EQUITY
Common stock (100,000 voting shares authorized with no par value)
Shares issued and outstanding (100 shares)	$1,000

Total Stockholder’s Equity	$1,000

See Note to Balance Sheet.

ConocoPhillips Canada Funding Company I

Note to Balance Sheet

Basis of Presentation

ConocoPhillips Canada Funding Company I was incorporated in the province of Nova Scotia on September 8, 2006. ConocoPhillips Canada Funding Company I has one stockholder, Conoco Petroleum Operations Inc., which holds 100 shares of the company’s outstanding voting common stock. Conoco Petroleum Operations Inc. contributed $1,000 for its 100 percent ownership interest on September 13, 2006. ConocoPhillips Canada Funding Company I has authorized 1 million shares of preferred stock, 100,000 shares of voting common stock, and 100,000 shares of non-voting common stock. All shares were authorized without par value. No shares of preferred stock or non-voting common stock were issued or outstanding at September 13, 2006.

Other than its formation, ConocoPhillips Canada Funding Company I has not conducted any activities. The company is a direct wholly owned special-purpose finance subsidiary of Conoco Petroleum Operations Inc. (itself an indirect wholly owned subsidiary of ConocoPhillips), organized to engage in financing activities to raise funds for the business operations of ConocoPhillips and its subsidiaries.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosures of contingent assets and liabilities. Actual results could differ from the estimates and assumptions used.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder
ConocoPhillips Canada Funding Company II

We have audited the accompanying balance sheet of ConocoPhillips Canada Funding Company II (the “Company”) as of September 13, 2006. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of ConocoPhillips Canada Funding Company II at September 13, 2006, in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP
Houston, Texas
September 19, 2006

ConocoPhillips Canada Funding Company II

Balance Sheet

September 13,
2006

ASSETS
Cash	$1,000

Total Assets	$1,000

STOCKHOLDER’S EQUITY
Common stock (100,000 voting shares authorized with no par value)
Shares issued and outstanding (100 shares)	$1,000

Total Stockholder’s Equity	$1,000

See Note to Balance Sheet.

ConocoPhillips Canada Funding Company II

Note to Balance Sheet

Basis of Presentation

ConocoPhillips Canada Funding Company II was incorporated in the province of Nova Scotia on September 8, 2006. ConocoPhillips Canada Funding Company II has one stockholder, Burlington Resources Inc., which holds 100 shares of the company’s outstanding voting common stock. Burlington Resources Inc. contributed $1,000 for its 100 percent ownership interest on September 13, 2006. ConocoPhillips Canada Funding Company II has authorized 1 million shares of preferred stock, 100,000 shares of voting common stock, and 100,000 shares of non-voting common stock. All shares were authorized without par value. No shares of preferred stock or non-voting common stock were issued or outstanding at September 13, 2006.

Other than its formation, ConocoPhillips Canada Funding Company II has not conducted any activities. The company is a direct wholly owned special-purpose finance subsidiary of Burlington Resources Inc. (itself a direct wholly owned subsidiary of ConocoPhillips), organized to engage in financing activities to raise funds for the business operations of ConocoPhillips and its subsidiaries.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosures of contingent assets and liabilities. Actual results could differ from the estimates and assumptions used.

ConocoPhillips Canada Funding Company I	ConocoPhillips Canada Funding Company II

$ % Notes due 2016 fully and unconditionally guaranteed by ConocoPhillips and ConocoPhillips Company	$ % Notes due 2012 $ % Notes due 2036 fully and unconditionally guaranteed by ConocoPhillips and ConocoPhillips Company

Prospectus Supplement
October   , 2006

Joint Book-Runners
Banc of America Securities LLC
(Global Coordinator)

Barclays Capital	Merrill Lynch & Co.

(2016 Notes)	(2016 Notes)

Deutsche Bank Securities	UBS Investment Bank

(2012 and 2036 Notes)	(2012 and 2036 Notes)

Senior Co-Managers

Barclays Capital	Merrill Lynch & Co.

(2012 and 2036 Notes)	(2012 and 2036 Notes)

Deutsche Bank Securities	UBS Investment Bank

(2016 Notes)	(2016 Notes)

Co-Managers

ABN AMRO Incorporated	BNP PARIBAS	Calyon Securities (USA)

Daiwa Securities SMBC Europe	DnB NOR Markets	RBS Greenwich Capital

HSBC	ING Financial Markets	Mitsubishi UFJ Securities

SOCIETE GENERALE